Exhibit 99.4
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Announces Closing of Public Offering of 5.700% Series H Cumulative Redeemable Preferred Shares

Bethesda, MD, July 27, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced it has closed its previously announced underwritten public offering of 10,000,000 of its 5.700% Series H Cumulative Redeemable Preferred Shares (the “Shares”) at a public offering price of $25.00 per share for gross proceeds of $250.0 million.

The Company contributed the net proceeds from the sale of the Shares to its operating partnership. The operating partnership will use the net proceeds to redeem the Company’s outstanding 6.50% Series C Cumulative Redeemable Preferred Shares and the Company’s outstanding 6.375% Series D Cumulative Redeemable Preferred Shares.

Wells Fargo Securities, Raymond James and BofA Securities acted as the joint book-running managers of the offering. Baird and Stifel acted as the joint lead managers of the offering. PNC Capital Markets LLC and US Bancorp acted as senior co-managers. Capital One Securities, Regions Securities LLC, Scotiabank, SMBC Nikko and TD Securities acted as co-managers.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and a leading owner of urban and resort lifestyle hotels in the United States. The Company owns 52 hotels, totaling approximately 12,800 guest rooms across 14 urban and resort markets with a focus on the west coast gateway cities.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330